UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2010

McGRATH RENTCORP

(Exact name of registrant as specified in its charter)

California	0-13292	94-2579843
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5700 Las Positas Road, Livermore, California	94551-7800
(Address of principal executive offices)	(Zip Code)

(925) 606-9200

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

At the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) of McGrath RentCorp (the “Company”), held on June 8, 2010, the following proposals were voted on by the Company’s shareholders, as set forth below.

The Company’s shareholders (i) elected each of the director nominees and (ii) ratified the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2010.

Proposal 1. Election of Directors.

Name of Nominee	Votes For	Votes Withheld	Broker Non-Votes
William J. Dawson	21,816,018	153,885	1,236,964
Robert C. Hood	21,812,818	157,085	1,236,964
Dennis C. Kakures	21,819,718	150,185	1,236,964
Robert P. McGrath	17,991,202	3,978,701	1,236,964
Dennis P. Stradford	21,907,546	62,357	1,236,964
Ronald H. Zech	21,815,778	154,125	1,236,964

Proposal 2. Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2010.

Votes For	Votes Against	Abstain	Broker Non-Votes
23,087,145	118,122	1,600	n/a

With respect to Proposal 1, we note that approximately 16.6 percent of shareholders voted “WITHHOLD” for Robert P. McGrath. The Company believes that these votes were likely cast as a result of, and in accordance with, a report by RiskMetrics Group (“RMG”), which included a recommendation of a “WITHHOLD” vote for Mr. McGrath. This recommendation was based on RMG’s determination that Mr. McGrath was an “affiliated outside director” because he is the founder of the Company and formerly served as the Company’s Chief Executive Officer until March 2003. It is RMG’s policy that affiliated outsiders should not serve on the Company’s independent board committees. Mr. McGrath is “independent” as defined in the listing standards of the NASDAQ Stock Market and the regulations of the SEC. The Company believes that Mr. McGrath contributes significant value as a member of the Audit and Corporate Governance and Nominating Committees.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 10, 2010

MCGRATH RENTCORP

/s/ Randle F. Rose
RANDLE F. ROSE
Senior Vice President and
Chief Administrative Officer